Exhibit 4.18

13 January 2020

Dear Mohamed

,

Following your

discussions with

Nigel Higgins, Chairman of Barclays

PLC, I am pleased to confirm your

appointment as an independent non-
executive director of Barclays PLC (the

‘Company’ or ‘BPLC’) as announced

to the market on 26 September 2019.

BPLC and its subsidiaries

and
associated companies are referred

to as

the 'Barclays Group'

in this

letter.

1.

Appointment

(a)

This letter and its enclosures are a

contract for services and not a contract of employment. Reference to your appointment

in this

letter
means any or all of the offices as set out in 1(b)

- (c) below.

(b)

With effect from

1 January 2020,

you will serve as

an independent non

-executive director of BPLC.

(c)

During your

appointment, you may be required

to serve on Committees (whether standing or ad hoc) of the Board of Directors of BPLC
(the 'BPLC Board'),

membership of which will be agreed with you at the time. Committee membership will be considered on appointment
and will be subject to accepted principles of good

governance

and the needs of the BPLC Board at the time.

2.

Term

(a)

Subject to the termination provisions in section 3 below,

your appointment

will be for an initial term of 3 years from the date of your appointment and subject to the annual re-

election by shareholders (see below). On or before

the expiry of your initial term, and subject
to the needs of the BPLC Board

at the

time, you may be invited to serve for

a further term of up to three years. Non

-executive directors
will not usually serve for more

than six years, however this is subject to the discretion of the Board

Nominations Committee.

(b)

Your

appointment, including any extension of your

term, is

subject to the following:

i.

the Company’s Articles of Association;

ii.

annual re-election by shareholders

at the

BPLC AGM,

in accordance with the UK Corporate

Governance Code;
iii.

your ongoing

ability to

satisfy the standards and obligations applicable to directors of public companies, and, in particular,

any
regulatory

standards expected of directors of banks and financial services firms, including if applicable, the need for regulatory approval

and other requirements placed on

directors under

the Senior Managers Regime including compliance with the

Senior
Manager and Individual

Conduct Rules;

iv.

your ongoing

fitness

to serve as a company director

and/or,

if applicable,

in a Senior Manager function;
v.

your ongoing

performance and contribution to the BPLC Board, as assessed

by the BPLC

Board

having regard

to relevant
information, including the annual review of the effectiveness of the BPLC Board and

individual directors and the importance of
such contribution is to the Company’s continued

long-term sustainable success;
vi.

the needs of the BPLC Board

having regard

to the skills,

knowledge

and experience required

to oversee the business,

which
may change over

time.

(c)

You

undertake to inform

the Company Secretary or

Chair of BPLC or relevant regulatory

authority of any change in your personal or
professional circumstances that might impact your

ability to continue in your role as an independent non

-executive director of BPLC.

This includes, but is not limited to:

i.

You

being charged

with and/or convicted of a criminal offence (other than an offence under any road traffic legislation in

the
United Kingdom

or elsewhere for which

a fine or non-custodial penalty is

imposed);
ii.

You

becoming

bankrupt (or its equivalent status in

any other

jurisdiction) or become

insolvent or enter into any arrangements
or composition with your

creditors; and
iii.

You

being subject to personal sanction in respect of any of your other roles, or guilty of a breach of the Senior Manager or
Individual Conduct

Rules, any serious misconduct or conduct which is calculated or likely to bring the Barclays Group or any of
its directors or

subsidiaries into

disrepute or which conflicts with the Barclays

Values, a copy

of which will be included in your
appointment pack.

3.

Termination

(a)

Your

appointment is conditional upon you

satisfying

and maintaining on an ongoing

basis,

the requirements of section 2 above.

(b)

This appointment can be terminated at any time by either party giving notice in writing to the other. Both parties

agree that, in order

to
facilitate an orderly exit and succession, and where

circumstances permit, they will provide reasonable

notice to the other of their
intentions to terminate the appointment. In accordance

with the UK Corporate Governance

Code, if you choose to resign and have
concerns about

the operation of the BPLC Board

or the Management of the Company

then you should provide a written statement

to the
Chair for circulation to the BPLC Board,

which outlines your concerns.

(c)

There is no entitlement to any payment

for loss of office. Regardless of the reason

for termination, you will only be entitled to such fees
and expenses as have accrued and

are due to you as at the date of termination.

(d)

Prior to the termination of your appointment,

to the extent applicable and if

so requested, you

will prepare

and provide

to the Company a
handover

note in respect of your Senior Manager

responsibilities

in accordance

with the Company's policy, or otherwise in a form
prescribed

by the Company

sufficient for it to comply with its obligations in that respect.

(e)

On termination of your

appointment, you will immediately deliver to the Company all documents, records,

papers or other

company
property

which may be in your possession or under

your control and which relate in any way to the business affairs of the Company or the Barclays Group.

You

agree not to retain any copies or duplicates in any format.

(f)

On termination of your

appointment and whether

or not you have formally resigned

from your position, you will be deemed to have
done so with effect from the date of termination. You

agree that, on termination, relevant members

of the Barclays Group are

entitled to
issue any announcements and

make any filings or notifications required as a result of you ceasing to be a director.

4.

Fees

(a)

In respect of your appointment,

you will receive a fee (‘Fee’) of:
i.

£90,000

per year payable

in respect of your directorship

of BPLC; and
ii.

Such other fee as shall be payable in

respect of any other Committee

memberships as advised to you on appointment

to
a Committee.

(b)

The Fee is payable

monthly in arrears by direct credit

into your nominated

bank account less any tax and any other statutory deductions.
On termination, you will only be entitled to such amount of the Fee as has accrued at the date of termination.

(c)

Any reasonable out of pocket

expenses that you incur in performing

your duties will

be reimbursed

in accordance with our

standard
expenses policy, a copy

of which is available on request.

(d)

The Fee may be subject to any

amendment or qualification as required

by any law, regulation

or regulatory

authority including but not
limited to tax and national insurance deductions

as applicable.

(e)

To ensure

alignment with the Barclays Group’s

interests, all directors of BPLC are encouraged

to hold shares in BPLC. All dealings are
subject to the Barclays Group

Securities Dealing

Code, a copy

of which is available on request. You will be required

to take £30,000 of your
Fee, after tax and any other statutory deductions, in

BPLC shares (‘Shares’).

The Shares will be purchased twice a year after the
announcement

of the BPLC full and half-year financial results. The Shares will be held on your behalf until the termination of your appointment; an agreement setting out

the details for signature and return

will be included in your appointment pack.

(f)

There is no contractual

entitlement to any increase in your

Fee during your

appointment. Directors’ fees

are reviewed periodically

by the
BPLC Board

Remuneration

Committee and benchmarked to the market.

(g)

Aside from the Fee, you are

not eligible to receive any contractual benefits. As

a non-executive director,

you are not eligible to participate
in any benefit schemes, including but not limited to the Barclays

Group’s

incentive award, long term incentive schemes and the Barclays
Group’s

pension scheme, nor to receive any payment

or cash allowances in lieu.

5.

Directors Share Qualification

Under the Company's

Articles of Association, you are required

to hold £500 in nominal value (2,000 Shares of 25p

each) of BPLC within
two months of your appointment.

In accordance

with the Barclays Group Securities Dealing Code, you must obtain clearance to deal before you

acquire these or any other BPLC

securities.

If you would

like assistance in purchasing these Shares, please let me know and

I
will arrange this for you.

6.

Role as a non-executive director

(a)

The attached role profile will form

part of your contract

for services. The role profile may be changed

from time to time, and once notified
to you, shall be deemed

to replace the attached and form part of your

contract for services.

(b)

As an independent

non-executive

director,

your primary responsibilities

include providing

effective oversight and constructive challenge,
helping to develop proposals

on strategy and then fully empowering

the executive directors to implement the strategy.

(c)

Non-executive dire

ctors have the same legal responsibilities and duties as any other director and are required

to take decisions

in the
best interests of the Company.

The BPLC Board

as a

whole is collectively responsible for promoting

the long-term sustainable success

of
the Company,

generating value for

shareholders and contributing

to wider society. All directors must act

with integrity, lead

by example
and promote

the desired culture.

The BPLC Board

is responsible for: supervising the Company's affairs by providing effective and
entrepreneurial

leadership within a framework of prudent

and effective controls and risk management; establishing the

Company's
purpose, values and strategy and ensuring that these align with the Company's culture; ensuring that the necessary resources are in
place for the Company

to meet its

objectives and measure performance

against them;

reviewing management

performance, offering
specialist advice and holding management

to account; and ensuring effective engagement

with, and encourage participat

ion from,
shareholders and stakeholders and ensuring

that workforce policies and practices are consistent with the Company’s values and support its long

-term sustainable success.

(d)

During your

appointment you agree to diligently perform

such duties, responsibilities

and functions (whether statutory, fiduciary or
common

law) as are consistent with your position and role profile

as an independent non-executive

director and with any rel

evant
Barclays Group

policies and procedures.

(e)

To the extent applicable,

during your

appointment you will discharge your responsibilities

under the Statement of Responsibilities
allocated to you by the Company

and in your capacity as a Senior Manager maintain appropriate records in respect thereof.

7.

Time Commitment

(a)

In accepting this appointment, you

confirm that you are able to allocate sufficient time to meet the expectations of your role on the BPLC
Board

including being available to devote additional time to the role during periods of increased activity or in response to market

developments. Directors are also expected to attend

the BPLC AGM, usually held in April / May and be available

afterwards to meet with
and answer questions from shareholders.

(b)

The agreement of the BPLC Board

must be sought before accepting additional appointments to any other company,

corporate body, or
entity, during

your tenure

that might affect

the time that you are able to devote

to your role.

(c)

All directors are expected

to attend all Board meetings. The BPLC Board

is expected to

formally meet up to eight times a year and on

an
ad-hoc basis as required.

Some of the meetings may be held overseas. You

will also be required

to attend meetings of Committees of
which you are a member.

(d)

There is a standing invitation to all non

-executive directors to attend any other BPLC

Board

Committee meeting. Please

inform the
relevant BPLC Committee

Chair if you wish to attend a meeting of which you

are not a member.

(e)

Directors are expected to set aside sufficient

time to consider the papers in advance of BPLC Board

and Committee meetings. Papers are
normally circulated to directors in the week prior

to the relevant meeting.

(f)

Your

expected average

time commitment for your role

as a

BPLC non

-executive director is 35

-40 days per year,

including membership of
any Committees.

8.

Conflicts of interests and outside interests

(a)

As a director you

have a duty to avoid conflicts of interest and to disclose personal interests in contracts.

(b)

It is accepted and acknowledged

that you have business activities and other interests outside of the Company such as but not limited to:
directorships, trusteeships, advisory positions, shareholdings or other significant commitments. Subject to such interests not giving rise to an actual or potential conflict, the Company

does not object to you continuing with such interests provided they have been fully
disclosed (including

but not limited to, details of the associated time commitments and notification of any commercial relationship with the Barclays Group)

and accepted by the Company

prior to your appointment. Should you become aware

of any actual or potential
conflicts of interest in the course of your

appointment, these should be discussed with the Chair of BPLC as soon as possible and authorised by the BPLC Board.

All conflicts must be recorded

in accordance with the BPLC Board’s stated policy.

(c)

As set out above, you

must seek permission from the BPLC Board

before taking on any

additional outside interests
.

9.

Induction, Values and Support

(a)

To assist directors in

making a contribution to the BPLC Board

as quickly as possible, all directors are offered a comprehensive induction
programme,

details

of which will be provided

to you when you

join the BPLC Board. We will also provide briefings on the details of procedures

regarding the disclosure of any conflicts of interest, data protection, the control of inside information and for obtaining
clearance to deal in BPLC securities.

(b)

The Barclays Valu

es (Respect, Integrity, Service, Excellence and Stewardship)

are a central part of everything

we do. The Values form

a
critical part of how the Barclays

Group

is changing, as

well as our purpose

and behaviours. You

will be expected to act

in accordance
with

the Values as a non

-executive director of the Company,

and, in particular, to follow our Code

of Conduct (known

as the

Barclays
Way).

(c)

As a non-executive director,

you are expected to devote sufficient time to developing

and refreshing

your knowledge

and skills

to ensure
that you have the knowledge

and understanding

to contribute to the

BPLC Board

effectively. On-going training

and briefings on
particular topics will be made available for this purpose,

including any topics that you may

request.

(d)

As Company

Secretary, I am available to all directors to support

the effective and efficient discharge

of their duties and to assist with any
queries. The Barclays Group

General Counsel is also

available to assist you with legal queries.

(e)

Occasions may arise when you

consider that you need professional advice in the furtherance of your duties as a director. Where

it is
deemed appropriate

for you to seek advice from independent

legal advisers,

you may,

with the prior written agreement of the Company
Secretary, seek independent

advice at the Company's expense.

10.

Confidentiality

(a)

You

will appreciate that the business of the Company

and the Barclays Group

is a

specialised and competitive business. In the course of
your appointment

you will have access to and knowledge of, the trade secrets and confidential information of the Company and the
Barclays Group.

You

acknowledge

that the

disclosure of any trade secrets or confidential information

to actual or potential competitors
of the Company

and/or any

Barclays Group company

would place the Company

and/or the Barclays Group at a serious

competitive
disadvantage and would do

serious damage, financial and/or otherwise, to its or their business and business development and would cause immeasurable harm.

(b)

You

must neither during the term of your appointment

(except in the proper

performance of the duties

of your office or with the express
written consent of the BPLC Board)

nor at any time (without limit) after the termination of your appointment except where disclosure is
required

by law, by an order

of a competent court or by a regulatory

body:

i.

publish, divulge or communicate to any person,

company,

business entity

or other organisation

or to the media or any social
media;

ii.

use for your

own purposes or for

any purposes other than those of the Company or the Barclays Group;

or
iii.

through

any failure to exercise due care and diligence, permit or cause any unauthorised disclosure of any confidential
information

(c)

These restrictions shall cease to apply to any information

which shall become available to the public generally

otherwise than through
any breach

by you of the provisions of this letter or other default of yours.

(d)

All notes, memoranda,

records and documents (in whatever form

or media held) that you make during the term of your appointment in performing

your duties as non-executive director

will belong to the Barclays Group and will be handed over

to the Company together
with any copies promptly

from time to time

on reasonable request of any Barclays

Group

company

and at the end of your appointment.

(e)

Nothing in this letter, including

but not limited to the provisions on confidentiality above, is intended to or shall prevent you from

raising
concerns in line with the Company's internal reporting

processes or making any disclosure to governmental

bodies, law enforcement
authorities and/or

regulators as permitted or required

under applicable law or regulation (including but not limited to a “protected
disclosure” within the meaning of Part 43A

(Protected Disclosures) of the Employment Rights Act 1996

and to any protected disclosures
made about matters previously

disclosed to another recipient).

11.

Dealing in Barclays Securities

(a)

Your

attention is drawn to the requirements

under both

law and regulation regarding

the disclosure of price sensitive

information.
Matters relating to BPLC

may from time to time give rise to price sensitive information which must be held under strict confidentiality
conditions.

(b)

Your

responsibilities will be explained to you as part of your induction.

You

should avoid taking any action that might risk a breach of
these requirements. If you

need any assistance in understanding

your obligations, please contact

me.

12.

Indemnification and insurance

(a)

As a statutory director

of BPLC you will have the benefit of and are able to rely upon an indemnity from BPLC.

Your

indemnity is of
course in addition to any other protection

available to you by virtue of the provisions of statute, common law or indeed any specific
contract.

(b)

To formalise

the indemnification arrangements referred

to above, you will be issued with

a deed of indemnity from

BPLC and instructions
on what steps you need to take to enter into the deed and to accep

t

its terms and conditions.

(c)

As a UK statutory director you

will be deemed to be an insured person for the purpose

of the Barclays Group’s current

policy of Directors’
and Officers’ Liability Insurance

subject to its

terms and conditions.

13.

Data Privacy

(a)

The Company

and any Barclays Group

company

shall process your personal information for HR, compliance, administrative and other purposes related to your

appointment and the conduct

of the business

of the Barclays Group,

for the purposes of the Company's
legitimate interest or as required

by law (the 'Agreed

Purposes'). Processing includes obtaining, holding, editing, destroying or disclosing
your personal

information to any Barclays Group

company and/or any third

parties (for example, insurers, banks and new Barclays
Group

companies following a business transfer or merger)

for the Agreed Purposes (‘Processing’ or ‘Process’).

The Company

may also
transfer your

information to any other Barclays

Group

company and/or any third

parties (for example, insurers, banks and new Barclays
Group

companies following a business transfer or merger)

in order to Process your personal information

for the Agreed Purposes.

(b)

You

agree to comply with all applicable laws, regulations and policies of Barclays Group in relation to data protection and privacy.
Further,

you agree to provide

your personal information

to the Company and the Barclays Group and

consent to the Processing of that
information for

the Agreed Purposes. This may include transfers to recipients based in another country

to your place of appointment
(either within or outside the EEA).

14.

Facilitation of tax evasion

During your

appointment, you will not knowingly do anything

or omit to

do anything to facilitate tax evasion, whether in the United Kingdom or in any other jurisdiction, and will immediately report

to the BPLC Board any concerns

or suspicions of tax

evasion, the facilitation thereof
or other financial crime by employees, agents, suppliers,

customers and clients of the Barclays Group.

This letter and enclosures

set out the main terms of your appointment and

on acceptance will constitute

a contract for

services.

Please confirm your

acceptance of the appointment as set

out in this letter by

signing and

returning

the enclosed duplicate letter.

If I can help with
any further information,

please do not hesitate to contact me.

Yours

sincerely,

Stephen Shapiro
Company

Secretary
Barclays PLC

Enclosures:
●

Role Profile for BPLC non

-executive directors
●

Dates for BPLC Board

and Committee meetings

I agree to the terms and conditions of my appointment

as set out in this letter dated 13 January

2020:

Signed:

Name:

Date: